[FORM]
                                                                          DRAFT
                                                                        5/10/96

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is executed this ___ day of ___________, 19__ ("Effective Date"), by and between _____________________MEDICAL GROUP, LLC, a Maryland limited liability company (the "Medical Group"), and [M_2_Name_of_New_Doctor] (the "Physician").

         The parties to this Agreement, intending to be legally bound, agree as follows:

          1. Purpose. The Medical Group desires to employ the Physician to engage in the practice of medicine through the Medical Group (the "Medical Practice") and the Physician desires to be employed by the Medical Group on the terms and conditions set forth in this Agreement.

          2.      Scope of Employment; Physician Covenants.

                  2.1 Employment. The Physician agrees to devote his or her best efforts and full professional time to the practice of medicine exclusively on behalf of the Medical Group. The Physician agrees that, except for those activities described on Schedule 2.1, he or she will not engage in any other employment or professional activity during the Term of this Agreement without the prior written consent of the management committee of the Medical Group (the "Management Committee").

                  2.2 Law and policies. The Physician agrees to comply with all of (i) the terms and provisions of applicable law and professional ethical standards relating to the practice of medicine in Maryland, (ii) the policies and procedures established by the Management Committee, and (iii) the rules and regulations at any hospital at which the Physician agrees to practice medicine on behalf of the Medical Group. The Physician agrees to notify the Medical Group as soon as possible of any personal illness and/or other inability to work.

                  2.3 Relocation. The Medical Group anticipates that the Physician will conduct his or her Medical Practice from his or her current location during the Term. However, after consultation with the Physician it may be advisable to relocate the Medical Practice to provide appropriate office space


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and optimal geographic coverage within the Medical Group's patient service area.
If the Physician is moved without his or her consent, he will be reimbursed for any lost income and "made whole" by the Medical Group.

                  2.4 Administrative and other duties. Physician agrees to accept assignments to perform such duties related to the Practice of Medicine, including administrative and medical director duties, as may reasonably be assigned by the Medical Group from time to time after consultation with the Physician in accordance with applicable Medical Group policies. In the event the Physician is required to perform administrative duties beyond those performed by other physicians with employment agreements with the Medical Group similar to this employment agreement, he or she shall be compensated on terms determined by mutual agreement of the parties.

                  2.5 Reimbursement Agreements. The Physician agrees to execute any agreements necessary for the Medical Group and Physician's participation in and reimbursement from medical programs administered by public or private third party payors and other private managed care programs approved by the Medical Group or with whom the Medical Group otherwise contracts (directly or indirectly through one or more agents) as a participant or a provider. Physician agrees to maintain such practice patterns, including abiding by specialty consultation and other referral restrictions, as may be required by the Medical Group, whether as a result of such public or private managed care programs, or otherwise.

          3. Term. The "Initial Term" of this Agreement shall begin on the date first above written and shall end on _______________. This Agreement shall automatically be renewed thereafter for additional terms (each an "Additional Term") of three (3) years each unless written notice of the intention not to renew at the end of the Initial Term or any Additional Term is given by the Physician to the LLC at least one hundred twenty (120) days prior to the end of such term. (The Initial Term and all Additional Terms are herein referred to as the "Term.")

          4.      Termination.

                  4.1 Termination upon Death. If the Physician dies during the Term, the Physician's employment shall terminate as of the date of death of the Physician.

                  4.2  Termination  upon  Disability.  Notwithstanding  any
other provision  of  this  Agreement,   if  during  the  Term  the  Physician
becomes physically, mentally or emotionally disabled, as determined by an independent qualified physician, so that the Physician is, in the good faith determination of

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

the Management Committee, substantially unable to perform his or her services hereunder for (i) a period of 6 consecutive months, or (ii) shorter periods aggregating 180 days during any twelve month period, then the Physician's employment hereunder shall terminate as of the date of such determination. However, in the event the Physician has within his or her employ during the period of total disability, a physician duly licensed to practice medicine in the state of Maryland, who is approved in advance by the Medical Group, and who continues to generate sufficient revenues to permit the Medical Group to pay all direct and indirect costs associated with Physician's Medical Practice during any period of disability, then the Physician's employment shall not terminate as provided above.

                  4.3      Termination by the Medical Group.

                           (a)      The Medical Group may  terminate  this
Agreement for "Good Cause" immediately upon written notice to the Physician if the Management Committee, after delivery of reasonable prior notice to the Physician and a fair hearing on the merits attended by the Physician and his or her attorney, determines that:

                                    (i)     the    Physician    is   no   longer
                                            authorized  to practice  medicine in
                                            the State of Maryland or has had his
                                            or her license to practice  medicine
                                            in any  state,  including  Maryland,
                                            limited  or  suspended  by action of
                                            any regulatory body;

                                    (ii)    the   Physician   ceases   to   have
                                            admitting    privileges    at    the
                                            hospitals  and  other   institutions
                                            scheduled on Schedule 4.3(a)(ii), or
                                            his or her  privileges  at any  such
                                            hospital  or other  institution  are
                                            suspended or limited in any material
                                            way,   for   reasons    other   than
                                            temporary   suspensions  for  record
                                            keeping      or     a      voluntary
                                            relinquishment  of  such  privileges
                                            which  has  been   approved  by  the
                                            Management Committee;

                                    (iii)   the  Physician  fails to perform his
                                            or her duties in a manner consistent
                                            with the  professional  and  ethical
                                            standards of the medical  profession
                                            and as established by the Management
                                            Committee;

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                                    (iv)    the Medical Group is dissolved;

                                    (v)     all of the  Physician's  interest
                                            in the  Medical  Group is  redeemed,
                                            purchased or otherwise transferred
                                            or attempted to be transferred;

                                    (vi)    in the good faith  determination  of
                                            the   Management   Committee,    the
                                            Physician   engages  in  illegal  or
                                            other wrongful  conduct or is guilty
                                            of dishonesty or chronic absenteeism
                                            substantially   detrimental  to  the
                                            Medical  Group or  reputation of the
                                            Medical  Group  or  its  affiliates,
                                            including    other   Medical   Group
                                            physicians;

                                    (vii)   the Physician  becomes  insolvent or
                                            is unable to pay his or her debts as
                                            they     come    due    and    these
                                            circumstances  negatively affect the
                                            Physician's   ability  to   practice
                                            medicine   in   an   efficient   and
                                            professional manner;

                                    (viii)  the  Physician  fails  to  cooperate
                                            with the Medical  Group in arranging
                                            professional   liability   insurance
                                            coverage,  or becomes  ineligible in
                                            the    State   of    Maryland    for
                                            professional   liability   insurance
                                            coverage at commercially  reasonable
                                            rates;

                                    (ix)    the  Physician,  as  a  Member  of
                                            the  Medical  Group,  violates  any
                                            material provision of the operating
                                            agreement of the Medical Group;

                                    (x)     the   Physician  is  found  to  have
                                            knowingly   violated   any  material
                                            rule,  regulation or policy  imposed
                                            with regard to the Medicare program,
                                            or becomes ineligible to participate
                                            or is barred from  participation in,
                                            or  otherwise   sanctioned  by,  the
                                            Medicare program;

                                    (xi)    in the  good  faith  determination
                                            of the  Management  Committee,  the
                                            Physician  fails  for any  six
                                            month  period  to  generate
                                            sufficient revenues  to permit the
                                            Medical  Group to pay

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

                                            all direct and indirect costs
                                            associated  with his or her
                                            employment  or the operation of the
                                            Physician's medical facility;
                                            provided,  however,  that the
                                            Management Committee in the exercise
                                            of its discretion  hereunder  shall
                                            take into account any  extraordinary
                                            circumstances  that  prevent the
                                            Physician from   rendering   such
                                            services   (other  than  those
                                            circumstances otherwise set forth in
                                            this Section 4.3(a)); or

                                    (xii)   the  Physician  fails to  observe or
                                            perform any material  obligation set
                                            forth  in  this   Agreement,   which
                                            failure   is   not   cured   to  the
                                            reasonable   satisfaction   of   the
                                            Management  Committee  within thirty
                                            (30) days  after  receipt  of notice
                                            from the Management Committee.

                           (b)      In  addition  to  the  Medical  Group's
right to terminate the Physician's employment pursuant to Section 4.3(a), and notwithstanding any other provision of this Agreement, the Medical Group may, for any or for no reason, and without "Good Cause", terminate the Physician's employment upon 60 days prior written notice to the Physician only upon the payment of all amounts described in Section 4.5(b).

                  4.4      Termination by the Physician.

                           (a)      Notwithstanding  any other provision of this
Agreement, the Physician shall be entitled to terminate his or her employment, effective on the sixtieth (60th) day following written notice of termination delivered to the Management Committee, if the Medical Group commits a material breach of this Agreement or otherwise engages in acts or omissions that would constitute a "Constructive Termination" (defined below) of the Physician's employment with the Medical Group and such material breach or Constructive Termination remains uncured by the Medical Group after reasonable prior written notice of termination from the Physician; provided, however, that if such Constructive Termination is caused by the Physician's incapacity or inability to serve due to a disability of the type described in
Section 4.2 above and the Medical Group elects to terminate the Physician pursuant to the provisions of Section 4.2, the Physician shall, for purposes of this Agreement, be deemed to have been terminated pursuant to the provisions of Section 4.2 and not of this Section 4.4.

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

                           (b)      For purposes of this Section 4.4,
"Constructive Termination" shall be limited to only those circumstances where (i) the Medical Group creates working conditions that a reasonable physician in the Physician's position would consider unreasonable and intolerable or (ii) the Medical Group fails to pay the Physician his or her Base Salary when there are adequate funds in the Physician's Care Center account to pay such Base Salary.

                  4.5 Compensation and Benefits Following Termination of Employment.

                           (a)      In the event of termination of the
Physician's  employment for any reason other than a termination  pursuant to
Section 4.3(b) (without cause) or Section 4.4(a) (constructive termination):

                                    (i)     all  compensation  and other
                                            benefits  payable or  provided
                                            hereunder shall cease as of the date
                                            of termination; and

                                    (ii)    Base  Salary  (if any) and any Bonus
                                            then payable or accrued  through the
                                            date of termination  and all accrued
                                            benefits  (if any) then  payable  to
                                            the   Physician   pursuant  to  this
                                            Agreement   shall  be  paid  to  the
                                            Physician  (or to his or her  heirs,
                                            legatees         and/or        legal
                                            representatives) through the date of
                                            termination.

                           (b)      In the event of termination of the
Physician's  employment  pursuant to Section 4.3(b)  (without  cause)  or
Section 4.4(a) (constructive termination), the Physician (or, in the event of the Physician's subsequent death or disability, his or her heirs, legatees and/or legal representatives) shall receive each of the following payments and benefits:

                                    (i)     Base  Salary  (if any) and any Bonus
                                            then payable or accrued  through the
                                            date of termination  and all accrued
                                            benefits  (if any) then  payable  to
                                            the   Physician   pursuant  to  this
                                            Agreement   shall  be  paid  to  the
                                            Physician  (or to his or her  heirs,
                                            legatees         and/or        legal
                                            representatives) through the date of
                                            termination; and

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

                                    (ii)    when  and  as  the  same  would have
                                            been  payable  hereunder  if the
                                            Physician's  employment  had not so
                                            terminated,  for a period equal to
                                            the  shorter of (A) three (3) years,
                                            (B) the  balance of the Term then in
                                            effect or (C) such time as the
                                            Physician  engages  in the Practice
                                            of Medicine  (and not in violation
                                            of any of the  provisions of Section
                                            11),  payments  of the full Base
                                            Salary  which  would have been due
                                            to the  Physician  at a rate  based
                                            upon the  average of the last six
                                            (6) payments (or all payments if the
                                            Physician's employment is terminated
                                            prior  to receiving  six  payments)
                                            of Base Salary  received  by the
                                            Physician immediately  prior to
                                            termination as if this Agreement
                                            were still in effect,  together
                                            with Bonus payments  at a rate based
                                            upon the average of the Bonus
                                            payments received by the  Physician
                                            in the three (3) year period (or
                                            during the Physician's  employment
                                            if sooner terminated)  immediately
                                            preceding termination;   provided,
                                            however, that the amounts  otherwise
                                            payable under this  subsection  (ii)
                                            shall cease to be  payable  upon any
                                            breach by the  Physician  of any of
                                            the provisions of Section 11 hereof.

                           (c)      In the event of termination  under Section
4.2 (disability), the Physician or his or her legal representative, as the case may be, shall, in addition to such other payments as may be due under
Section 4.5(a) above, be entitled to receive the proceeds of any disability policies maintained by or for the Medical Group and payable to the Physician.

                           (d)      In the event of  termination  as a result of
Retirement under Section 4.6, the Physician or his or her legal representatives, as the case may be, shall, in addition to such other payment as may be due under Section 4.5(a) above, be entitled to receive the benefits of any retirement, pension or similar plans maintained by or for the Medical Group for the benefit of the Physician.

                  4.6 Retirement. The Physician shall be entitled to retire at any time after the Physician (a) has completed five (5) years of service with the Medical Group (measured from the date first above written); and (b) has attained

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

the age of sixty (60). For purposes of this Agreement, "retirement" shall mean retirement from the full time practice of medicine (either in private practice or in a hospital based practice), excluding teaching. In addition to the foregoing, the Medical Group will negotiate with any Physician otherwise entitled to retire, if he desires to retire, terms and conditions of a "phase-out" of the performance of services by the Physician (at his or her request), which phase-out results in a full retirement upon the conclusion thereof.

                  4.7  Termination  Upon  Insolvency of the Medical  Group.  The
Medical Group may terminate this Agreement upon the Insolvency (as defined below) of the Medical Group. For purposes of this Section 4.7, "Insolvency" shall mean one or more of the following events: (a) an assignment by the Medical Group for the benefit of creditors; (b) filing by the Medical Group of a case under any provision of the federal bankruptcy law or any other law relating to the insolvency or relief of debtors; (c) a case or proceeding against the Medical Group by any other Person under any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within sixty (60) days after the commencement thereof; (d) a receiver, liquidator, assignee, custodian, trustee or similar official is appointed for the Medical Group or the property of the Medical Group; (e) the Medical Group becomes generally unable to pay its debts or other financial obligations (including without limitation the salary, bonus and other benefits pursuant to this Agreement) as they mature.

         5.       Fees for Services; Recordkeeeping.

                  5.1 Except for fees, monies and other compensation paid or payable to the Physician (i) by an Affiliate of the Medical Group as the result of an employment arrangement approved by the Management Committee, and
(ii) as a result of the activities described in Schedule 5.1, all fees and monies or other compensation of any kind earned, paid or given to the Physician or to the Medical Group with respect to the Physician's practice of medicine, shall be the property of the Medical Group, and all such work shall be performed and such goods or professional services provided by the Physician on behalf of the Medical Group and subject to the direction, supervision and control of the Medical Group, and not on the Physician's own behalf.

                  5.2 The Physician agrees promptly to furnish to the Medical Group complete and accurate information sufficient to permit billing and collecting fees for professional services rendered by the Physician. The Physician agrees to cooperate with the Medical Group to maintain all books, records, documents and other evidence necessary to certify the nature and extent of the services provided by the Physician pursuant to this Agreement in

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

accordance with accepted professional and business and accounting practices and any applicable regulations promulgated by any governmental entity or officer.

                  5.3 The Physician hereby reassigns to the Medical Group the exclusive right to bill and receive payment of all fees for services provided by the Physician pursuant to this Agreement. Any fees or other compensation received by the Physician or the Medical Group for services performed pursuant to this Agreement shall, as a condition of this Agreement, be the property of the Medical Group and shall be paid over to the Medical Group immediately. This reassignment is intended to comply with the requirements the Medicare Carrier's Manual, as well as the technical requirements of all other relevant third party payors.

         6.  Compensation.

                  6.1      Base Salary.

                           (a)      During the Initial Term of this  Agreement,
the Medical Group shall pay to the Physician a base salary computed pursuant to the provisions of Section 6.1(b) hereof ("Base Salary"). The Base Salary shall be payable in arrears in equal bi-weekly installments, less such amounts as are required to be deducted or withheld under the provisions of applicable law.

                           (b)      The Base Salary  shall be equal to the sum
of (i) Medical  Service  Fees,  (ii) the Primary Care  Capitation  Component,
(iii) all Medical Consulting Fees and (iv) all Incidental Services Fees, less Direct Medical Facility Costs.

                           (c)      For purposes of this Section 6.1, the
following  terms shall have the following meanings:

                                    (i)     "Medical  Service  Fees"  means  all
fees actually collected by the Medical Group or Doctors Health System, Inc. ("Doctors Health") in the immediately preceding calendar month with respect to the performance of primary care medical services by the Physician on a fee for services basis.

                                    (ii)    "Primary  Care  Capitation
Component" means, with respect to the performance of medical services by the Physician on a capitation basis, all capitation actually collected by the Medical Group or Doctors Health in the immediately preceding calendar month as the primary care component of any capitation payment. If the primary care capitation amount has

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

not been separately allocated, Doctors Health shall make such allocation on the basis of the best available information and shall use its good faith in determining, with the Medical Group, a commercially reasonable allocation.

                                    (iii)   "Medical  Consulting  Fees" means
the fees actually collected by the Medical Group or Doctors Health in the immediately preceding calendar month with respect to professional services rendered by the Physician in connection with primary care consultations, examinations, reports, testimony, treatment and surgery; salaries for teaching medicine; fees or royalties received from speaking engagements relating to medical subjects or writing medical related books, pamphlets and articles; fees or salaries for medical directorships; and any other form of compensation or remuneration for professional services, or goods or other services provided by, through or for the Physician in connection with professional services.

                                    (iv)    "Incidental Services Fees" means the
quotient obtained by dividing

                                            (A) all fees  (other  than  amounts
                      collected or billed as referral fees derived from, or otherwise with respect to, the provision of ancillary services) actually collected by the Medical Group or by Doctors Health in the immediately preceding calendar month with respect to the performance of services by nurses, physician-extenders and others that are incidental to the provision of medical services by the Physician
                      and  all  of  the  other   Member   Physicians practicing
                      with  the  Physician  at a  single  office  or medical
                      care  facility  (the  "Medical   Facility")  (the
                      Physician and such Member  Physicians  being  collectively
                      referred   to  as   the   "Associated   Medical   Facility
                      Physicians")  and provided  under the  supervision of such
                      Associated   Medical   Facility   Physicians   during  the
                      immediately preceding calendar month by

                                            (B) the  number  of  Associated
                      Medical Facility Physicians during the immediately preceding calendar month.

                                    (v)     "Direct  Medical  Facility  Costs"
means  the  quotient   obtained  by dividing

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
                                            (A)  all  expenses, which shall not
                      include the Management Fee, paid or accrued by the Medical Group, or Doctors Health during the immediately preceding calendar month that have been generated
                      directly by, or with respect to the   operation  of,  the
                      Medical   Facility   where  the Associated Medical
                      Facility Physicians regularly provide their medical services, including but not limited to malpractice and other insurance, rent, and salary of Medical Facility Staff and employed physicians, by:

                                            (B)  the   number   of   Associated
                      Medical   Facility Physicians  during  the  immediately
                      preceding  calendar month.

                           (d)      For purposes of paragraphs  (iv) and (v) of
Section 6.1(c) of this Agreement, if the Physician provides medical services for the Medical Group at more than one office or Medical Facility of the Medical Group, the calculation of Incidental Services Fees and Direct Facility Costs, respectively, shall take into consideration all such offices or Medical Facilities and the data relating to each of them utilized in such calculations shall be weighted based upon the aggregate of all Medical Service Fees, Primary Care Capitation Components and Medical Consulting Fees generated by the Physician at each such office or Medical Facility.

                           (e)      The  calculation  of the  Physician's  Base
Salary shall not include, and the Physician shall not be compensated by the Medical Group for or in respect of, fees collected by the Medical Group or Doctors Health for or in respect of laboratory services, radiology services, or any other ancillary services identified as designated health services under federal physician self-referral prohibitions. All such revenues shall be considered to be revenues of the Medical Group. The Medical Group agrees to distribute such net revenues among the Physicians in accordance with a plan of distribution that does not take into account the volume or value of any referrals for such services by any Physician.

                  6.2 Deferral. If the Physician is, or during the Term of this Agreement becomes, a Member of the Medical Group, the Physician acknowledges and agrees that (i) payments of his or her Base Salary and Bonus are conditioned upon, subordinated to and shall be made only after all of the operating expenses of the Medical Group have been made or, in the discretion
of the  Management Committee,   reasonably  reserved  or  otherwise  provided
for, and (ii) the Management Committee may, in its discretion, defer payments of

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

Base Salary and Bonus to Member Physicians of the Medical Group until such time as the foregoing condition has, in the discretion of the Management Committee, been satisfied.

                  6.3 Bonus. For each calendar year or portion thereof during the Term of this Agreement (each a "Bonus Year"), the Physician shall be eligible to participate in distributions from a Bonus Pool established by the Management Committee (or any duly constituted subcommittee thereof) for each Bonus Year occurring during the Term only in such years in which the Physician meets or exceeds such standards as may reasonably be required by the Management Committee.

          7. Vacation and Sick Leave. The Physician will be entitled to such time off for vacation, professional meetings, medical education, sick/personal leave as determined by the Physician, provided that the Physician arranges for adequate coverage by other physician employees of the Medical Group to provide necessary services during his or her absence, all subject to and in accordance with the policies established from time to time by the Management Committee.

          8.      Medical Malpractice Insurance.

                  8.1 The Physician shall cooperate with the Medical Group in maintaining, at all times during the term of this Agreement, professional liability insurance coverage in form and with an insurer acceptable to the Medical Group for professional services rendered pursuant to this Agreement in the minimum amount of One Million Dollars ($1,000,000) per occurrence, per person; Three Million Dollars ($3,000,000) total limit excess coverage, which policy shall, unless expressly waived by the Medical Group and Doctors Health name the Medical Group and Doctors Health as additional named insureds. All such premiums shall constitute a Direct Medical Facility Cost and be charged to the Physician.

                  8.2 The Physician shall furnish to the Medical Group a written notice of each malpractice claim threatened or filed against him within five
   (5) business days of receipt of the claim or threat which notice shall describe the claim in reasonable detail.

                  8.3 Unless expressly waived by the Medical Group and Doctors Health, the Physician agrees to and does hereby indemnify and hold the Medical Group and its Affiliates harmless from any liability, claim, demand, judgment or costs relating to or arising out of any acts or occurrences of or relating to the Physician which either arose prior to the execution of this

   Agreement or which are outside the scope of the Physician's employment and duties hereunder.

                  8.4 If the Physician carried a policy of "claims made" insurance prior to his or her employment with the Medical Group, then the Physician shall cooperate with the Medical Group in purchasing, at the expense of the Physician, coverage that will prevent a lapse of insurance coverage of the Physician ("tail coverage") and shall keep such coverage in effect as long as the Management Committee determines is necessary to protect the Medical Group against claims arising against the Physician.

         9.       Other Benefits.

                  9.1 The Medical Group shall provide the Physician with additional benefits as the Management Committee may in its discretion establish, based upon the same eligibility criteria and on the same basis as such benefits are available to similarly situated physician employees of the Medical Group, and using the Effective Date as the Physician's anniversary date to determine eligibility.

         10.      Patient Records.

                  10.1 All patient records, files, charts, x-ray films and other written or recorded material pertaining to patients of the Medical Group shall, as between the Physician and the Medical Group, be and remain the sole and exclusive property of the Medical Group during the Term of this Agreement and thereafter, provided, however, that nothing contained herein shall be construed as preventing or impairing the right of any patient to select the physician of his or her choice to render services to that patient, and the Medical Group shall comply with all reasonable requests of any patient following the termination of the Physician's employment regarding the disposition of copies of said patient's records, including but not limited to, x-ray films, subject to the Medical Group right to preserve the original records for its files.

                  10.2 If following the termination of the Physician's employment, any patient should request the transfer of copies of his or her records (including x-ray films) (the "Records") to the Physician, the Medical Group shall immediately transfer duplicate copies of the Records to the Physician and the Physician shall reimburse the Medical Group promptly for all reasonable out-of-pocket costs incurred by the Medical Group in connection with the duplication of the Records and/or transmission of copies of the Records to the Physician. The Medical Group shall pay duplication costs referred to herein when the Physician's employment has been terminated under the circumstances described in Section 4.3(b) or 4.4 of this Agreement. The Medical Group shall have the full right to set-off all costs and expenses reimbursable to it under the terms of this Section 10.2 from any amounts payable to the Physician by the Medical Group after the termination of the Physician's employment, whether such amount is payable under this Agreement or otherwise.

         11.      Non-Competition.

                  11.1 General. The parties acknowledge that the Medical Group is engaged in the business of providing health care services as part of an integrated health care delivery system, including providing these services under Managed Care contracts with HMOs and other payors (the "Managed Care Business"). In connection with Physician's employment, the Physician will gain access to new patients, payors, providers and confidential information concerning the Managed Care Business. The provisions of this Section 11 are necessary to protect the business and goodwill of the Medical Group and its affiliates.

                  11.2. Non-competition. During the Term and for a period of one year following termination of this Agreement by the Medical Group for "Good Cause" pursuant to Section 4.3(a) and termination of this Agreement by the Physician pursuant to Section 4.4(a) (collectively, the "Termination Events"), the Physician shall not:

                           (i)      engage in the  practice  of  medicine,
within five miles of his or her current location when a Termination Event occurs, as an employee or otherwise by or through a person or entity which derives more than $1,000,000 in actual collections from managed care contracts or similar arrangements in any twelve month period;

                           (ii)     become  within five miles of his or her
current location when a Termination Event occurs, an employee of any HMO, managed health care provider, managed care delivery system or any other Person, firm or corporation or entity engaged in the Managed Care Business;

                           (iii)    except for persons who were patients of the
Physician immediately prior to the date of this Agreement, and except by way of general advertisement in the public media, solicit patients of the Medical Group or patients of its Affiliates in writing or otherwise persuade or attempt to persuade any such person, to associate with the Physician with respect to any of the foregoing or to otherwise discontinue an existing relationship with the Medical Group, its affiliates or any Payor which has entered into a managed care contract with Doctors Health; and

                           (iv)     send any notice or participate  in any
direct mailing or otherwise communicate with any patient of the Medical Group or any affiliate of the Medical Group (whether or not such patient was an active patient of the Physician at the time of termination of employment), even if such communication is limited to stating that the Physician is no longer a participating provider in any Doctors Health managed care contracts or similar arrangements.

                  11.3     Enforcement.

                           11.3.1.  If the  Physician  breaches  or  threatens
to commit a breach of any of the provisions of this Section 11, the Medical Group and each of its Affiliates shall have the right and remedy (in addition to any other rights and remedies that may be available) to have the provisions of this Section 11 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to Doctors Health, the Medical Group or their Affiliates and that money damages may not provide an adequate remedy to the Medical Group and its Affiliates.

                           11.3.2.  If any court  determines  that any  portion
of this  Section  11 is invalid or unenforceable,  (i) the  remainder  of this
Section 11 shall not thereby be affected and shall be given full effect without regard to the invalid portions and (ii) such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                           11.3.3.  In the event the Physician  breaches the
provisions of Section 11, the Medical Group agrees that the damages recoverable by the Medical Group from the Physician shall be limited to
(a) money damages equal to the cash Purchase Price; (b) delivery of the stock certificate representing the stock Purchase Price from the physician to Doctors Health; and (c) reasonable attorneys' fees.

                  11.4 The provisions of this Section 11 shall not apply to the Physician in the event the physician exercises the walk away rights described in Section 7 of the Practice Transfer Agreement among the Physician, the Medical Group and Doctors Health dated __________.

         12.      Dispute Resolution.

                  12.1. Arbitration. Any dispute between parties to this Agreement arising under or with respect to this Agreement shall be submitted to binding arbitration according to procedures described on Schedule 12 and any arbitral award may be enforced by a court of competent jurisdiction.

                  12.2. Litigation. The parties hereby submit to the jurisdiction and venue of the courts of the State of Maryland. No party shall elect a trial by jury in any action, suit, proceeding or counterclaim arising out of or in any way connected with this Agreement. The parties submit to the jurisdiction and venue of the courts of the State of Maryland.

         13.      Miscellaneous Provisions.

                  13.1. Notices. Any notices given with respect to this Agreement shall be effective when received and shall be deemed given if in writing and delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, reliable overnight courier service, hand delivery or other delivery service providing written evidence of delivery. When giving any notices hereunder, the addresses shall be as follows:

         If to The Medical Group:

         Baltimore Medical Group, LLC
         10451 Mill Run Circle
         10th Floor
         Owings Mills, MD 21117

         If to the Physician:

         [Copy to Physician's Attorney]


                  13.2. Entire Agreement. This Agreement and the other Closing Documents contain the entire understanding between the parties and supersede any prior understanding and agreements between them respecting such subject matters.

                  13.3. Severability. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by such Laws.

                  13.4. Assignment. No party to this Agreement shall have any right to transfer, convey or assign its rights or obligations under this Agreement to any Person. Each party to this Agreement reserves the right to change its name to any other name that it believes desirable or appropriate to the operation of its business or otherwise.

                  13.5. Interpretation. This Agreement and the rights and obligations of the respective parties hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws.

                  13.6. Amendment. This Agreement, including the Exhibits, Appendices and Schedules hereto, may not be amended, altered or modified except by instrument in writing executed by each party hereto, including through its duly authorized attorney-in-fact.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the day and year first above written.

WITNESS/ATTEST:                     ____________MEDICAL GROUP, LLC




_______________________             By: _____________________(SEAL)



WITNESS:



_______________________             __________________________(SEAL)
                                      [M_2_Name_of_New_Doctor]

                                  SCHEDULE 12

                             ARBITRATION PROCEDURE


1.       Institution of Arbitration Proceeding.

         1.1. Any party to this Agreement (an "Initiating Party") may initiate an arbitration proceeding (the "Proceeding") to resolve a Dispute subject to resolution under this Schedule by giving written notice (the "Dispute Notice") to the other party (the "Responding Party") to such Dispute. The Dispute Notice shall describe the substance of the Dispute with sufficient specificity to give the Responding party adequate notice of its nature. Unless otherwise specified, time periods specified in this Schedule shall be calculated from the date of the Dispute Notice (the "Commencement Date").

2.       Selection of Arbitral Panel.

         2.1. The Arbitral Panel (the "Panel") shall consist of three arbitrators, two of whom (the "Party Designated Arbitrators") shall be selected by the parties pursuant to Section 2.2 hereof. The third arbitrator shall be a "Neutral Arbitrator" selected by the Party Designated Arbitrators pursuant to
Section 2.3 hereof.

         2.2. The Initiating Party shall designate its Party Designated Arbitrator in the Dispute Notice. Within fifteen days of the Commencement Date, the Responding Party shall designate its Party Designated Arbitrator.

         2.3. Within forty-five days of the Commencement Date, the two Party Designated Arbitrators shall agree upon and appoint a Neutral Arbitrator who shall be an attorney who is a member of the National Health Lawyers Association and who is knowledgeable in the subject matter of the Dispute.

         2.4. Each party agrees promptly to disclose to the other party any circumstances known to it which would cause reasonable doubt regarding the impartiality of an individual under consideration or appointed as the Neutral Arbitrator and any such individual shall also promptly disclose to the parties any such circumstances.

         2.5. During the process of selecting the Neutral Arbitrator and thereafter during the course of this Proceeding, ex parte communications with the Neutral Arbitrator or any individual under consideration as the Neutral Arbitrator are prohibited and shall be disclosed by the party making any ex parte communication, the Neutral Arbitrator or any individual under consideration as a Neutral Arbitrator immediately upon discovery.

3.       Pre-Hearing Procedures.

         3.1. Within fifteen days of the appointment of the Neutral Arbitrator, the Panel may convene a Pre-Hearing Conference to, inter alia, familiarize the Neutral Arbitrator with the nature of the Dispute between the Parties, determine the need for and the nature of discovery and establish a procedural schedule for the further conduct of the Proceeding.


4.       Discovery.

         4.1. Discovery, appropriately limited by the nature of the Dispute, is expressly contemplated and permitted. However, the Parties acknowledge and agree that one of the benefits of resolving Disputes through arbitration is the opportunity reasonably to limit discovery. The Parties further agree that they will endeavor to agree upon procedures and a schedule for discovery that will result in a prompt and fair hearing under these procedures.

         4.2. Discovery requests and responses need not be served upon the Panel but the Panel shall promptly convene upon motion of either party to resolve discovery disputes, if any.

         4.3. Discovery will be completed within sixty days of the Pre-Hearing Conference.

5.       Submission of Evidence and Hearing.

         5.1. The Panel may receive evidence in the form of written statements filed prior to Hearing for cross-examination on such statements or may receive oral testimony at Hearing. Each party shall be entitled to submit rebuttal testimony. The Panel may also permit opening and closing statements of counsel at Hearing.

         5.2. The Panel shall convene for Hearing the evidence and argument of the parties at a time and place to be established by the Panel. The Hearing shall be held no later than thirty days after the close of discovery or thirty days after the Pre-Hearing Conference if there is no discovery.

         5.3. At the Hearing, and for all other purposes related to the Proceeding, the Initiating Party shall be deemed the party seeking affirmative relief, shall go first and shall bear the burdens of proof and of persuasion.

         5.4.  The Hearing shall be transcribed.

6.       Post-Hearing Procedures.

         6.1. The Panel may request post-hearing briefs and, if it does so, shall establish a schedule for submission of such briefs at the close of Hearing.

         6.2. Within thirty days of the later of the close of the Hearing or its receipt of post-Hearing briefs, the Panel shall issue a written Decision and Award which shall include findings of fact and explain the reasons for the Decision.

7.       Confidentiality.

         7.1. Unless otherwise agreed, the Proceeding and all information and documents relating to it shall be kept confidential by the Parties, the Panel, witnesses and all other persons involved with the Proceeding. Specifically, but without limitation, the Confidential Information of the parties shall be safeguarded and maintained as confidential by all participants in the Proceeding.

8.       Court Proceedings.

         8.1. Any party may seek temporary or preliminary injunctive relief or actions in summary proceedings from any court of competent jurisdiction prior to the time the Neutral Arbitrator is appointed. Any temporary or preliminary injunctive relief granted by a court shall continue during the pendency of the Proceeding unless the Panel shall, after hearing, direct otherwise.

9.       Costs.

         9.1. The Neutral Arbitrator's fees and expenses, and all expenses of the Pre-Hearing Conference, Hearing or any other aspect of the Proceeding not directly attributable to either party, such as the cost of transcription of Panel Hearings and rental of Hearing rooms, shall be borne equally by the parties.

         9.2. The Panel shall in its Decision and Award determine whether and to what extent either party is a prevailing party and entitled to an award of its costs, including attorneys' fees.

10.      Miscellaneous.

         10.1. The parties may agree at any time to depart from these procedures, including the time periods herein established. Although not favored, the Panel may also permit departures from these procedures and time periods absent agreement of the parties to prevent a miscarriage of justice.

         10.2. Until the Neutral Arbitrator is appointed, any issue relating to the Proceeding that is not provided for in these procedures shall be governed by the then applicable Commercial Arbitration Rules of the American Arbitration Association. Once the Neutral Arbitrator is appointed, the Panel is empowered to resolve all issues not contemplated by these procedures and upon which the parties cannot agree.

         10.3. The Panel may grant any remedy or relief that it deems just and equitable and within the scope of the agreement of the parties, including, but not limited to, specific performance of a contract, injunctive relief or other equitable relief. The parties agree that, in determining any remedy or relief that the Panel deems appropriate, including, without limitation, any remedy contemplated under Section 2.4 of the Employment Agreement whereunder the Physician is to be "made whole" as a result of his or her relocation, the Panel shall not be bound by judicial decisions as to any limitations due to the speculative nature of damages.

         10.4. These procedures contemplate a two-party Proceeding. If there are more than two parties to a Proceeding, and they are unable by unanimous agreement to align themselves as two parties, each party shall be entitled to all the rights of a party hereunder, including specifically but without limitation the right to appoint a Party Designated Arbitrator, and the Neutral Arbitrator shall have a number of votes as to all matters decided by the Panel equal to the sum of (i) the votes of all Party Designated Arbitrators, and (ii) one.

         10.5. The Panel may, in its discretion, convene and act by conference call for all purposes other than taking oral testimony.

                                  SCHEDULE 2.1
                       PERMITTED PROFESSIONAL ACTIVITIES

                                      None

                              SCHEDULE 4.3(a)(ii)

                              HOSPITAL PRIVILEGES